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[MEDAPHIS LOGO]
Medaphis Corporation
2700 Cumberland Parkway
Suite 300
Atlanta, Georgia  30339


                                          FOR IMMEDIATE RELEASE

                                          Contact:   Michael R. Cote
                                                     Chief Financial Officer
                                                     Medaphis Corporation
                                                     (770) 319-3348


                    MEDAPHIS SUCCESSFULLY COMPLETES MERGER
                             WITH BSG CORPORATION


Atlanta, Georgia (May 7, 1996) - Medaphis Corporation (NASDAQ - MEDA) today announced that it has successfully completed its merger with BSG Corporation ("BSG") in exchange for approximately 7.5 million shares of Medaphis common stock and assumption by Medaphis of BSG stock options representing an additional 2.3 million shares of Medaphis common stock.

Randolph G. Brown, Chairman and Chief Executive Officer of Medaphis noted, "Over the past few years, BSG has focused on building the infrastructure necessary to not only manage its growth, but also to manage the over 1,000 client/server-based technical staff who are now a part of the BSG group as a result of this merger. Imonics, Rapid Systems Solutions and BSG create, we believe, the largest specialty client/server IT services company in the industry. This merger creates wonderful business opportunities for BSG and Medaphis and we are delighted about future prospects."

Based in Atlanta, Georgia, Medaphis is a leading provider of business management and information technology services primarily to the healthcare industry.

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